Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-259207, 333-259203, and 333-235259), Form S-4 (No. 333-255475) and on Form S-8 (333-209811) of America First Multifamily Investors, L.P. of our report dated February 24, 2022 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
February 24, 2022